Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in Beneficient’s Amendment No. 2 to the Registration Statement (333-275174) on Form S-1 of our report dated July 13, 2023 on our audits of the consolidated financial statements of Beneficient (f/k/a The Beneficient Company Group, L.P.) and its subsidiaries as of March 31, 2023 and 2022 and for each of the years ended March 31, 2023, December 31, 2021 and 2020 and the three months ended March 31, 2022.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

San Antonio, Texas

December 20, 2023